Exhibit 99.2

December 8, 2006

Re:  NOTICE OF RECORD DATE
Duke Energy Corporation 1 3/4% Convertible Senior Notes
CUSIP No. 264399EJ1

Dear Noteholder:

We are writing to you because you are a holder of Duke Energy’s 1 3/4% Convertible Senior Notes (the “Notes”).  As previously announced, Duke Energy’s board of directors approved a plan to spin off our natural gas business into a separate company, Spectra Energy.  On December 8, 2006, Duke Energy’s board of directors declared a dividend of one-half of a share of Spectra Energy common stock for every share of Duke Energy common stock issued and outstanding, and established a record date of December 18, 2006 with respect to the common stock.  Duke Energy shareholders of record who own shares of common stock as of the close of business on December 18, 2006, are entitled to receive shares of Spectra Energy common stock on the distribution date — January 2, 2007.

Pursuant to the terms of the indenture governing the Notes, Duke Energy hereby notifies you that on December 8, 2006, Duke Energy’s board of directors determined that holders of Notes (“Noteholders”) will be entitled to participate in the distribution of Spectra common stock and established a record date of December 29, 2006 with respect to the Notes.  Accordingly, Duke Energy will distribute the dividend of one-half of a share of Spectra Energy common stock for each share of Duke Energy common stock into which the Notes are convertible.

As of the date of this letter, each $1,000 principal amount of Notes are convertible into 42.7435 shares of Duke Energy common stock.  Assuming this conversion rate remains applicable to the Notes and does not change prior to the distribution date, Noteholders of record as of the close of business on December 29, 2006, are entitled to receive on the distribution date 21.3718 shares of Spectra Energy common stock for each $1,000 principal amount of Notes held.

No fractional shares of Spectra Energy common stock will be issued. If you would otherwise have been entitled to a fractional share of Spectra Energy common stock in the distribution, you will receive the cash value of such fractional share instead.

You may still convert your Notes into Duke Energy common stock.  Noteholders who validly convert their Notes into Duke Energy common stock prior to December 18, 2006, and who are record holders as of the close of business on that date of the shares of Duke Energy common stock issued upon conversion of the Notes, will be entitled, as holders of common stock of Duke Energy, to the distribution of Spectra Energy common stock, and accordingly will receive their pro rata number of shares of Spectra Energy.

To convert your Notes, the Conversion Agent, Bank of New York, must receive your duly executed conversion notice and any required supplemental documents, in accordance with Section 1.10(c) of the supplemental indenture pursuant to which the Notes were issued.  Notes may also be converted through the DTC system.

If you convert your Notes such that you do not become a record holder of the shares of Duke Energy common stock issuable on conversion of the Notes as of the close of business on December 18, 2006, you will not be entitled to the distribution of Spectra Energy common stock.  In accordance with Section 1.10(g)(ix) of the supplemental indenture pursuant to which the Notes were issued, no adjustment to the conversion rate applicable to the Notes will be made in connection with the distribution of the Spectra Energy common stock.  Therefore, if you elect to convert your Notes between December 18 and January 2, 2007, and do not become a record holder of Duke Energy common stock by the close of business on December 18, 2006, your Notes will be converted into Duke Energy common stock only, using the current conversion rate of 42.7435 (assuming the conversion rate applicable to the Notes does not otherwise change).

If you own Notes as of the close of business on December 29, 2006, Duke Energy, with the assistance of The Bank of New York, the distribution agent, will electronically issue shares of Spectra Energy common stock to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. The Bank of New York will mail you a book-entry account statement that reflects your shares of Spectra Energy common stock, or your bank or brokerage firm will credit your account for the shares.

No action is requested of or required by you in your capacity as a Noteholder in connection with the matters set forth in this notice.  If you have any questions about the above information, please contact Duke Energy at 704-382-1780 and we will be glad to assist you.

Thank you for your continued investment in Duke Energy Corporation.